Exhibit 99.1
Wiley Appoints Brian O’Harold Hemphill, Ph.D., to Board of Directors

HOBOKEN, N.J.-- Wiley (NYSE: WLY) (NYSE: WLYB), a global leader in research and education, today announced that Brian O’Harold Hemphill, Ph.D., President of Old Dominion University (ODU), has joined the company’s Board of Directors.
Hemphill is a nationally recognized academic administrator, educator, researcher, and author, as well as a passionate business and community leader. With nearly 30 years in higher education, he is a lifelong champion for access and opportunity, as well as innovation and research, with a deep commitment to forward-focused leadership. He leads ODU with a dedication to excellence, a commitment to accountability and transparency, and – most importantly – a drive for diversity, equity, and inclusion.
"Brian is a proven leader and change agent in higher education, and we are thrilled to have him on our board," said Brian Napack, Wiley President and CEO. "His deep passion for making life-changing education more accessible, and for building strong learning communities, will help accelerate Wiley's mission to unlock human potential."
Prior to ODU, Hemphill held leadership roles at several higher ed institutions from the University of Arkansas-Fayetteville to Northern Illinois University, West Virginia State University, and, most recently, Radford University, where he served as President and Professor for five years. While at Radford, the institution experienced historic growth and success in programmatic diversification and expansion, infrastructure improvements, and philanthropic giving. During the first year of his presidency at ODU, new initiatives were implemented to bring national and international prominence to the institution, specifically in the areas of data sciences, health sciences, and maritime.
“I look forward to serving on the board of Wiley,” said Hemphill. “My passion for making learning accessible and providing opportunities to all, especially those who are at a disadvantage, is perfectly aligned with Wiley’s mission and values. My extensive experience as an administrator, professor, researcher, and author positions me well to help drive innovation across Wiley’s business segments and even greater impact.”
Hemphill earned a Ph.D. in Higher Education Administration and Policy Studies from the University of Iowa, a Master of Science degree in Journalism and Mass Communication from Iowa State University of Science and Technology, and a Bachelor of Arts degree in Organizational Communication from Saint Augustine's University. He has published many writings covering topics related to violence and threat preparedness on college campuses; emerging financial concerns affecting the collegiate sphere; STEM (Science, Technology, Engineering, and Mathematics) and economic-related issues pertaining to education; and other scholarly perspectives pertinent to higher education.
Hemphill is married to Dr. Marisela Rosas Hemphill. They are the proud parents of energetic, 9-year-old twins, Catalina and Cruz. He also has two adult children, Jada, a public school teacher in Fort Worth, Texas, and Jordan, a graduate student at the University of Iowa. Hemphill cherishes the time he spends with his family.
Hemphill joins other Directors including Brian Napack; Jesse Wiley, Chairman of the Board; Mari Baker, former CEO, PlayFirst, Inc.; George Bell, Senior Partner, Archer Venture Capital; Beth Birnbaum, former COO, PlayFab; David Dobson, CEO, Epiq Global; Mariana Garavaglia, Chief Business and People Officer, Relativity Space; Laurie Leshin, Director of the Jet Propulsion Laboratory and VP of the California  Institute of Technology; Raymond McDaniel Jr., Non-Executive Chairman of The Moody’s Corporation Board and former President and CEO of The Moody’s Corporation; William Pesce, retired President and CEO of Wiley; and Inder Singh, CFO and EVP of Arm Ltd.
“For 215 years, a strong, values-based, people-centered culture; a laser focus on our customers; innovation; and a noble mission have been the foundation at Wiley,” said Jesse Wiley, Board Chair. “With his wealth of experience in education and research, passion and strong leadership, Brian will be an asset to our Board, Wiley and all our stakeholders. I look forward to working with Brian and learning from his knowledge, perspectives, and insight.”
About Wiley
Wiley is a global leader in research and education, unlocking human potential by powering scientific research and career-connected education. For over 200 years, Wiley has fueled the world’s knowledge ecosystem. Today, our high-impact content, platforms, and services help researchers, learners, institutions, and corporations achieve their goals in an ever-changing world. Visit us at Wiley.com, like us on Facebook, and follow us on Twitter and LinkedIn.
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